Exhibit 99(k) (Item 27(k)) – Opinion and Consent of Counsel

VENERABLE LETTERHEAD

J. NEIL MCMURDIE

VICE PRESIDENT AND DEPUTY GENERAL COUNSEL

PHONE: (860) 944-4114 | EMAIL: neil.mcmurdie@venerable.com

May 3, 2024

BY EDGARLINK

U.S. Securities and Exchange Commission

Division of Investment Management

100 F Street, NE

Washington, DC 20549

Re:	Venerable Insurance and Annuity Company (the “Company” or “VIAC”) and Separate Account EQ of Venerable Insurance and Annuity Company (the “Separate Account”)
Pre-Effective Amendment No. 1 to Registration Statement on Form N-4 for Accumulator Series (6.0) Variable Annuity Contracts, File Nos. 333-273497 and 811-08524

Ladies and Gentlemen:

The undersigned serves as counsel to Venerable Insurance and Annuity Company, an Iowa life insurance company (the “Company”). It is my understanding that the Company, as depositor, has registered an indefinite amount of securities under the Securities Act of 1933 as provided in Rule 24f-2 under the Investment Company Act of 1940.

In connection with this opinion, I have reviewed the above-referenced Pre-Effective Amendment No. 1 to the Registration Statement on Form N-4. This filing describes the Accumulator Series (6.0) deferred combination variable and fixed annuity contracts (the “Contracts”) offered by the Company through its Separate Account EQ (the “Account”). I have also examined, or supervised the examination of, originals or copies, certified or otherwise identified to my satisfaction, of such documents, trust records and other instruments I have deemed necessary or appropriate for the purpose of rendering this opinion. For purposes of such examination, I have assumed the genuineness of all signatures on original documents and the conformity to the original of all copies. On the basis of this examination, it is my opinion that:

1.	The Company is a corporation duly organized and validly existing under the laws of the State of Iowa.

2.	The Account is a separate account of the Company duly created and validly existing pursuant to the laws of the State of Iowa.

3.	The Contracts and the interests in the Account to be issued under the Contracts have been duly authorized by the Company.

U.S. Securities and Exchange Commission

4.	The assets of the Account will be owned by the Company. Under Iowa law and the provisions of the Contracts, the income, gains and losses, whether or not realized from assets allocated to the Account, must be credited to or charged against such Account, without regard to other income, gains or losses of the Company.

5.	The Contracts provide that assets of the Account may not be charged with liabilities arising out of any other business the Company conducts, except to the extent that assets of the Account exceed its liabilities arising under the Contracts.

6.	The Contracts and the interests in the Account, when issued and delivered in accordance with the Prospectus constituting a part of the Registration Statement and in compliance with applicable local law, will be validly issued and binding obligations of the Company in accordance with their respective terms.

I consent to the filing of this opinion as an exhibit to the Registration Statement.

Sincerely,

/s/ J. Neil McMurdie
J. Neil McMurdie